AGREEMENT OF SALE

     THIS AGREEMENT OF SALE (this "Agreement"), is entered into as of the 16th day of October, 1996, by and between ARBOR PROPERTIES, INC., a Texas corporation ("Purchaser"), and LABROC I LIMITED PARTNERSHIP, an Illinois limited partnership ("Seller").

                             W I T N E S S E T H:

1. PURCHASE AND SALE. Purchaser agrees to purchase and Seller agrees to sell at the price (the "Purchase Price") of Twenty-Two Million Two Hundred Seventy-Eight Thousand Five Hundred and No/100 Dollars ($22,278,500.00), the following property (collectively referred to herein as the "Property"):

          (a) that certain property commonly known as Oxford Hill Apartments, St. Louis, Missouri, legally described on Exhibit A attached hereto (the "Land") and all buildings, structures and improvements currently located on the Land (the "Improvements") or added prior to the Closing Date (hereinafter defined);

          (b) all of the personal property set forth on Exhibit B attached hereto (the "Personal Property");

          (c) all right, title and interest of Seller now owned or acquired by Seller prior to the Closing Date in and to (i) all public and private streets, roads, avenues, alleys and passageways, opened or proposed, in front of or abutting the Land, (ii) any award made or to be made and any unpaid award for damage to the Land by reason of any change of grade of any such street, road, avenue, alley or passageway, and (iii) any strips or gores of land adjoining the Land; and

          (d) all right, title and interest of Seller in and to, all and singular, the estates, rights, privileges, easements and appurtenances belonging or in any way appertaining to the Land and the Improvements.

2.   PURCHASE PRICE.  The Purchase Price shall be paid by Purchaser as follows:

     2.1. Upon the execution of this Agreement, the sum of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) (the "Earnest Money") to be held in escrow by and in accordance with the provisions of the Escrow Agreement ("Escrow Agreement") attached hereto as Exhibit C; and

     2.2. On the "Closing Date" (hereinafter defined), the balance of the Purchase Price, adjusted in accordance with the prorations, by federally wired "immediately available" funds, on or before 11:00 a.m Chicago time.

3.   TITLE COMMITMENT AND SURVEY.

     3.1. Attached hereto as Exhibit D is a copy of a title commitment for an owner's standard title insurance policy issued by Near North National Title Corporation on behalf of First American Title Insurance Company (hereinafter referred to as "Title Insurer") dated June 12, 1996 for the Property (the "Title Commitment"). For purposes of this Agreement, "Permitted Exceptions" shall mean: (a) general real estate taxes, association assessments, special assessments, special district taxes and related charges not yet due and payable; (b) matters shown on the "Existing Survey" (hereinafter defined); (c) matters caused by the actions of Purchaser; and (d) the title exceptions set forth in Schedule B of the Title Commitment as Numbers 10 through 23 inclusive, to the extent that same affect the Property. All other exceptions to title shall be referred to as "Unpermitted Exceptions". The Title Commitment shall be conclusive evidence of good title as therein shown as to all matters to be insured by the title policy, subject only to the exceptions therein stated. On the Closing Date, Title Insurer shall deliver to Purchaser a standard title policy in conformance with the previously delivered Title Commitment, subject to Permitted Exceptions and Unpermitted Exceptions waived by Purchaser (the "Title Policy"). Seller and Purchaser shall each pay for one-half (p) of the costs of the Title Commitment and Title Policy and Purchaser shall pay for the cost of any endorsements to, or extended coverage on, the Title Policy.

     3.2. Purchaser has received a survey of the Property prepared by The Sterling Company dated April 26, 1984 and revised June 8, 1984 (the "Existing Survey"). Seller and Purchaser shall each pay for one-half (p) of the costs of updating the Existing Survey and Seller shall deliver the updated survey (the "Updated Survey") to Purchaser within 15 days after the date hereof. The Updated Survey will meet the requirements for an "urban" ALTA/ACSM Land Title Survey made in accordance with the minimum standard detail requirements for ALTA/ACSM Land Title Surveys, as adopted in 1992 by the American Land Title Association and American Congress on Surveying and Mapping, including item numbers 1, 2 3 and 4 and the size and location of item numbers 6, 7, 8, 9, 10, 11 and 13 from Table A thereof. The Updated Survey shall be certified to Purchaser (and any other party reasonably designated by Purchaser) and the legal description of the Land contained in the Updated Survey shall conform to the legal description of the Land set forth in the Deed (hereinafter defined). Purchaser hereby acknowledges that all matters disclosed by the Existing Survey are acceptable to Purchaser.

     3.3. The obligation of Purchaser to pay various costs set forth in Paragraphs 3.1 and 3.2 shall survive the termination of this Agreement.

4.   PAYMENT OF CLOSING COSTS.

     In addition to the costs set forth in Paragraphs 3.1 and 3.2, Purchaser and Seller shall each pay for one-half (p) of the costs of the documentary or transfer stamps to be paid with reference to the Deed (hereinafter defined) and all other stamps, intangible, transfer, documentary, recording, sales tax and surtax imposed by law with reference to any other sale documents delivered in connection with the sale of the Property to Purchaser and all other charges of the Title Insurer in connection with this transaction. Purchaser and Seller each shall pay its own attorneys fees in connection with the closing of this transaction.

5.   CONDITION OF TITLE.

     5.1. If, prior to "Closing" (as hereinafter defined), a date-down to the Title Commitment or the Updated Survey discloses any new Unpermitted Exception, Seller shall have thirty (30) days from the date of the date-down to the Title Commitment or the Updated Survey, as applicable, at Seller's expense, to (i) bond over, cure and/or have any Unpermitted Exceptions which, in the aggregate, do not exceed $100,000.00 (a "Minor Unpermitted Exception"), removed from the Title Commitment or to have the Title Insurer commit to insure against loss or damage that may be occasioned by such Unpermitted Exceptions, or (ii) have the right, but not the obligation, to bond over, cure and/or have any Unpermitted Exceptions which, in the aggregate, equal or exceed $100,000.00, removed from the Title Commitment or to have the Title Insurer commit to insure against loss or damage that may be occasioned by such Unpermitted Exceptions. In such event, the time of Closing shall be delayed, if necessary, to give effect to said aforementioned time periods. If Seller fails to cure or have said Unpermitted Exception removed or have the Title Insurer commit to insure as specified above within said thirty (30) day period or if Seller elects not to exercise its rights under (ii) in the preceding sentence, Purchaser may terminate this Agreement upon notice to Seller within five (5) days after the expiration of said thirty (30) day period; provided, however, and notwithstanding anything contained herein to the contrary, if the Unpermitted Exception which gives rise to Purchaser's right to terminate was recorded against the Property as a result of the affirmative, willful action of Seller (and not by any unrelated third party), or if Seller is able to bond over, cure or remove a Minor Unpermitted Exception for a cost not to exceed $200,000 or the Title Insurer is willing to insure over a Minor Unpermitted Exception for a cost not to exceed $200,000 in accordance with the terms hereof and Seller fails to expend said funds in either case, then Purchaser shall have the additional rights contained in Paragraph 11 herein. Absent notice from Purchaser to Seller in accordance with the preceding sentence, Purchaser shall be deemed to have elected to terminate this Agreement as a result of said Unpermitted Exception. If Purchaser terminates this Agreement in accordance with the terms of this Paragraph 5.1, this Agreement shall become null and void without further action of the parties and all Earnest Money theretofore deposited into the escrow by Purchaser together with any interest accrued thereon, shall be returned to Purchaser, and neither party shall have any further liability to the other, except for Purchaser's obligation to indemnify Seller and restore the Property, as more fully set forth in Paragraph 7.

     5.2. Seller agrees to convey marketable fee simple title to the Property to Purchaser by special warranty deed (the "Deed") in recordable form subject only to the Permitted Exceptions and any Unpermitted Exceptions waived by Purchaser.

6.   CONDEMNATION, EMINENT DOMAIN, DAMAGE AND CASUALTY.

     6.1. Except as provided in the indemnity provisions contained in Paragraph 7.1 of this Agreement, Seller shall bear all risk of loss with respect to the Property up to the earlier of the dates upon which either possession or title is transferred to Purchaser in accordance with this Agreement. Notwithstanding the foregoing, in the event of damage to the Property by fire or other casualty prior to the Closing Date, repair of which would cost less than or equal to $50,000.00 (as determined by Seller in good faith) Purchaser shall not have the right to terminate its obligations under this Agreement by reason thereof, but Seller shall have the right to elect to either repair and restore the Property (in which case the Closing Date shall be extended until completion of such restoration) or to assign and transfer to Purchaser on the Closing Date all of Seller's right, title and interest in and to all insurance proceeds paid or payable to Seller on account of such fire or casualty, and Seller shall pay to Purchaser at the Closing the amount of Seller's insurance deductible. Seller shall promptly notify Purchaser in writing of any such fire or other casualty and Seller's determination of the cost to repair the damage caused thereby. In the event of damage to the

Property by fire or other casualty prior to the Closing Date, repair of which would cost in excess of $50,000.00 (as determined by Seller in good faith), then this Agreement may be terminated at the option of Purchaser, which option shall be exercised, if at all, by Purchaser's written notice thereof to Seller within five (5) business days after Purchaser receives written notice of such fire or other casualty and Seller's determination of the amount of such damages, and upon the exercise of such option by Purchaser this Agreement shall become null and void, the Earnest Money deposited by Purchaser shall be returned to Purchaser together with interest thereon, and neither party shall have any further liability or obligations hereunder. In the event that Purchaser does not exercise the option set forth in the preceding sentence, the Closing shall take place on the Closing Date and Seller shall assign and transfer to Purchaser on the Closing Date all of Seller's right, title and interest in and to all insurance proceeds paid or payable to Seller on account of the fire or casualty, and Seller shall pay to Purchaser at the Closing the amount of Seller's insurance deductible.

     6.2. If between the date of this Agreement and the Closing Date, any condemnation or eminent domain proceedings are initiated which might result in the taking of any part of the Property or the taking or closing of any right of access to the Property, Seller shall immediately notify Purchaser of such occurrence. In the event that the taking of any part of the Property, in the reasonable judgment of Purchaser, shall: (i) materially impair access to the Property; (ii) cause any material non-compliance with any applicable law, ordinance, rule or regulation of any federal, state or local authority or governmental agencies having jurisdiction over the Property or any portion thereof; or (iii) materially and adversely impair the use of the Property as it is currently being operated (hereinafter collectively referred to as a "Material Event"), Purchaser may:

          6.2.1. terminate this Agreement by written notice to Seller, in which event the Earnest Money deposited by Purchaser, together with interest thereon, shall be returned to Purchaser and all rights and obligations of the parties hereunder with respect to the closing of this transaction will cease; or

          6.2.2. proceed with the Closing, in which event Seller shall assign to Purchaser all of Seller's right, title and interest in and to any award made in connection with such condemnation or eminent domain proceedings.

Purchaser shall then notify Seller, within five (5) business days after Purchaser's receipt of Seller's notice, whether Purchaser elects to exercise its rights under Paragraph 6.2.1 or Paragraph 6.2.2. Closing shall be delayed, if necessary, until Purchaser makes such election. If Purchaser fails to make an election within such five (5) business day period, Purchaser shall be deemed to have elected to terminate this Agreement, in which event the Earnest Money deposited by Purchaser, together with interest thereon, shall be returned to Purchaser and all rights and obligations of the parties hereunder with respect to the closing of this transaction will cease. If between the date of this Agreement and the Closing Date, any condemnation or eminent domain proceedings are initiated which do not constitute a Material Event, Purchaser shall be required to proceed with the Closing, in which event Seller shall assign to Purchaser all of Seller's right, title and interest in and to any award made in connection with such condemnation or eminent domain proceedings.

7.   INSPECTION AND AS-IS CONDITION.

     7.1. Purchaser acknowledges and agrees that prior to the execution and delivery of this Agreement, Purchaser and agents, engineers, employees, contractors and surveyors retained by Purchaser were permitted to enter upon the Property to inspect the Property, including, without limitation, a review of leases located at the Property, and to conduct and prepare such studies, tests and surveys as Purchaser deemed necessary and appropriate, and that in connection with Purchaser's review of the Property, Seller delivered to Purchaser copies of the current rent roll for the Property, the most recent tax and insurance bills, utility account numbers, service contracts, and unaudited year-end 1995 and the most recent 1996 operating statements. Purchaser, by its execution of this Agreement but subject to the representations and warranties of Seller contained in Section 16 below, approves the condition of the Property and the documents received from Seller as described in this paragraph.

     All of the foregoing tests, investigations and studies conducted under this Paragraph 7.1 by Purchaser shall be at Purchaser's sole cost and expense and Purchaser shall restore the Property to the condition existing prior to the performance of such tests or investigations by or on behalf of Purchaser. Purchaser shall defend, indemnify and hold Seller and any affiliate, parent of Seller, and all shareholders, employees, officers and directors of Seller or Seller's affiliate or parent (hereinafter collectively referred to as "Affiliate of Seller") harmless from any and all liability, cost and expense (including without limitation, reasonable attorney's fees, court costs and costs of appeal) suffered or incurred by Seller or Affiliates of Seller for injury to persons or property caused by Purchaser's investigations and inspection of the Property. Purchaser shall undertake its obligation to defend set forth in the preceding sentence using attorneys selected by Seller, in Seller's sole discretion. Purchaser's obligation to defend, indemnify and hold harmless, as set forth in this paragraph, shall apply only to claims against Seller or Affiliates of Seller of which Purchaser receives written notice within the two (2) year period immediately following the Closing.

     Notwithstanding anything contained herein to the contrary, the terms of this Paragraph 7.1, shall survive the Closing and the delivery of the Deed and termination of this Agreement.

     7.2. Purchaser acknowledges and agrees that, except with respect to the representations and warranties contained herein, it will be purchasing the Property and the Personal Property based solely upon its inspections and investigations of the Property and the Personal Property, and that Purchaser will be purchasing the Property and the Personal Property "AS IS" and "WITH ALL FAULTS", based upon the condition of the Property and the Personal Property as of the date of this Agreement, normal and reasonable wear and tear and loss by fire or other casualty or condemnation excepted. Without limiting the foregoing, Purchaser acknowledges that, except as may otherwise be specifically set forth elsewhere in this Agreement, neither Seller nor its consultants, brokers or agents have made any representations or warranties of any kind upon which Purchaser is relying as to any matters concerning the Property or the Personal Property, including, but not limited to, the condition of the land or any improvements comprising the Property, the existence or non-existence of "Hazardous Materials" (as hereinafter defined), economic projections or market studies concerning the Property, any development rights, taxes, bonds, covenants, conditions and restrictions affecting the Property, water or water rights, topography, drainage, soil, subsoil of the Property, the utilities serving the Property or any zoning or building laws, rules or regulations or "Environmental Laws" (hereinafter defined) affecting the Property. Seller makes no representation or warranty that the Property complies with Title III of the Americans with Disabilities Act or any fire code or building code. Except with respect to a breach by Seller of any representation or warranty expressly contained herein, Purchaser hereby releases Seller and the Affiliates of Seller from any and all liability in connection with any claims which Purchaser may have against Seller or the Affiliates of Seller, and, except with respect to a breach by Seller of any representation or warranty expressly contained herein, Purchaser hereby agrees not to assert any claims for contribution, cost recovery or otherwise, against Seller or the Affiliates of Seller, relating directly or indirectly to the existence of asbestos or Hazardous Materials on, or environmental conditions of, the Property, whether known or unknown. As used herein, "Environmental Laws" means all federal, state and local statutes, codes, regulations, rules, ordinances, orders, standards, permits, licenses, policies and requirements (including consent decrees, judicial decisions and administrative orders) relating to the protection, preservation, remediation or conservation of the environment or worker health or safety, all as amended or reauthorized, or as hereafter amended or reauthorized, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C.
Section 9601 et seq., the Resource Conservation and Recovery Act of 1976 ("RCRA"), 42 U.S.C. Section 6901 et seq., the Emergency Planning and Community Right-to-Know Act ("Right-to-Know Act"), 42 U.S.C. Section 11001 et seq., the Clean Air Act ("CAA"), 42 U.S.C. Section 7401 et seq., the Federal Water Pollution Control Act ("Clean Water Act"), 33 U.S.C. Section 1251 et seq., the Toxic Substances Control Act ("TSCA"), 15 U.S.C. Section 2601 et seq., the Safe Drinking Water Act ("Safe Drinking Water Act"), 42 U.S.C. Section 300f et seq., the Atomic Energy Act ("AEA"), 42 U.S.C. Section 2011 et seq., the Occupational Safety and Health Act ("OSHA"), 29 U.S.C. Section 651 et seq., and the Hazardous Materials Transportation Act (the "Transportation Act"), 49 U.S.C.
Section 1802 et seq.  As used herein, "Hazardous Materials" means:
(1) "hazardous substances," as defined by CERCLA; (2) "hazardous wastes," as defined by RCRA; (3) any radioactive material including, without limitation, any source, special nuclear or by-product material, as defined by AEA; (4) asbestos in any form or condition; (5) polychlorinated biphenyls; and (6) any other material, substance or waste to which liability or standards of conduct may be imposed under any Environmental Laws. Notwithstanding anything contained herein to the contrary, the terms of this Paragraph 7.2 shall survive the Closing and the delivery of the Deed and termination of this Agreement.

     7.3. Seller has provided to Purchaser certain unaudited historical financial information regarding the Property relating to certain periods of time in which Seller owned the Property. Seller and Purchaser hereby acknowledge that such information has been provided to Purchaser at Purchaser's request solely as illustrative material. Seller makes no representation or warranty that Purchaser will achieve similar financial or other results with respect to the operations of the Property, it being acknowledged by Purchaser that Seller's operation of the Property and allocations of revenues or expenses may be vastly different than Purchaser may be able to attain. Purchaser acknowledges that it is a sophisticated and experienced purchaser of real estate and further that Purchaser has relied upon its own investigation and inquiry with respect to the operation of the Property and releases Seller and the Affiliates of Seller from any liability with respect to such historical information. Notwithstanding anything contained herein to the contrary, the terms of this Paragraph 7.3 shall survive the Closing and the delivery of the Deed and termination of this Agreement.

     7.4. Seller has provided to Purchaser the following existing report:
Report of Phase I Environmental Site Assessment and Limited Asbestos Survey, dated April 27, 1993, prepared by Law Engineering, Inc. ("Existing Report"). Seller makes no representation or warranty concerning the accuracy or completeness of the Existing Report. Purchaser hereby releases Seller and the Affiliates of Seller from any liability whatsoever with respect to the Existing Report, or, including, without limitation, the matters set forth in the Existing Report, and the accuracy and/or completeness of the Existing Report. Furthermore, Purchaser acknowledges that it will be purchasing the Property with all faults disclosed in the Existing Report. Notwithstanding anything contained herein to the contrary, the terms of this Paragraph 7.4 shall survive the Closing and the delivery of the Deeds and termination of this Agreement.

8.   CLOSING.

     8.1. The closing of this transaction (the "Closing"), subject to Paragraph
8.2 below, shall be on September 25, 1996 (the "Closing Date"), at the office of either the Title Insurer in St. Louis, Missouri or Katten Muchin & Zavis, 525 West Monroe Street, Suite 1600, Chicago, Illinois, at which time Seller shall deliver possession of the Property to Purchaser. This transaction shall be closed through an escrow with Title Insurer, in accordance with the general provisions of the usual and customary form of deed and money escrow for similar transactions in Missouri, or at the option of either party, the Closing shall be a "New York style" closing at which the Purchaser shall wire the Purchase Price to Title Insurer on the Closing Date and prior to the release of the Purchase Price to Seller, Purchaser shall receive the Title Policy or marked up commitment dated the date of the Closing Date. In the event of a New York style closing, Seller shall deliver to Title Insurer any customary affidavit in connection with a New York style closing. All closing and escrow fees shall be divided equally between the parties hereto.

     8.2. Notwithstanding anything to the contrary herein contained, provided Purchaser is not then in default in the performance of its obligations contained herein, Purchaser shall have the right to postpone the Closing for two (2) consecutive thirty (30) day periods by delivering written notice of its election to so postpone the Closing to Seller on or prior to the tenth (10th) day preceding the Closing Date (as same may have previously been extended hereby). As a condition precedent to its right to postpone the Closing as herein set forth, Purchaser, not later than five (5) days following its delivery of written notice to Seller exercising each of its rights to postpone the Closing, shall deposit into the escrow established pursuant to the Escrow Agreement, as additional earnest money, the sum of $100,000. If Purchaser timely exercises its right to postpone the Closing as herein set forth, all references in this Agreement to the Closing Date shall be deemed to refer to the Closing Date as extended hereby, and all references to the Earnest Money shall be deemed to refer to the earnest money deposited into escrow pursuant to Paragraph 2.1 plus the earnest money deposited into escrow pursuant to this Paragraph.

9.   CLOSING DOCUMENTS.

     9.1. On or prior to the Closing Date, Seller and Purchaser shall execute and deliver to one another a joint closing statement. In addition, Purchaser shall deposit into the deed and money escrow the balance of the Purchase Price, an assumption of the documents set forth in Paragraph 9.2.3 and 9.2.4 and such other documents as may be reasonably required by the Title Insurer in order to consummate the transaction as set forth in this Agreement.

     9.2. On the Closing Date, Seller shall execute and deliver to Purchaser the following:

          9.2.1. the Deed (in the form of Exhibit E attached hereto), subject to Permitted Exceptions and those Unpermitted Exceptions waived by Purchaser;

          9.2.2. a quit claim bill of sale conveying the Personal Property (in the form of Exhibit F attached hereto);

          9.2.3. assignment and assumption of intangible property (in the form attached hereto as Exhibit G), including, without limitation, the service contracts listed in Exhibit H;

          9.2.4. an assignment and assumption of leases and security deposits (in the form attached hereto as Exhibit I);

          9.2.5. non-foreign affidavit (in the form of Exhibit J attached hereto);

          9.2.6. original, and/or copies of, leases affecting the Property in Seller's possession (which shall be delivered to Purchaser at the Property);

          9.2.7. all documents and instruments reasonably required by the Title Insurer to issue the Title Policy (including a so-called "gap undertaking" in favor of the Title Company to permit the Title Company to issue the Title Policy to Purchaser on the Closing Date and such other documents reasonably required by the Title Insurer to issue extended coverage);

          9.2.8. possession of the Property to Purchaser, subject to the terms of leases;

          9.2.9. notice to the tenants of the Property of the transfer of title and assumption by Purchaser of the landlord's obligation under the leases and the obligation to refund the security deposits (in the form of Exhibit K); and

          9.2.10. a rent roll dated as of the Closing Date.

10. PURCHASER'S DEFAULT. ALL EARNEST MONEY DEPOSITED INTO THE ESCROW IS TO SECURE THE TIMELY PERFORMANCE BY PURCHASER OF ITS OBLIGATIONS AND UNDERTAKINGS UNDER THIS AGREEMENT. IN THE EVENT OF A DEFAULT OF THE PURCHASER UNDER THE PROVISIONS OF THIS AGREEMENT, SELLER SHALL RETAIN ALL OF THE EARNEST MONEY AND THE INTEREST THEREON AS SELLER'S SOLE RIGHT TO DAMAGES OR ANY OTHER REMEDY, EXCEPT FOR PURCHASER'S OBLIGATIONS TO INDEMNIFY SELLER AND RESTORE THE PROPERTY AS SET FORTH IN PARAGRAPH 7.1 HEREOF. THE PARTIES HAVE AGREED THAT SELLER'S ACTUAL DAMAGES, IN THE EVENT OF A DEFAULT BY PURCHASER, WOULD BE EXTREMELY
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DIFFICULT OR IMPRACTICAL TO DETERMINE.  THEREFORE, BY PLACING THEIR INITIALS
BELOW, THE PARTIES ACKNOWLEDGE THAT THE EARNEST MONEY HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES' REASONABLE ESTIMATE OF SELLER'S DAMAGES.

11. SELLER'S DEFAULT. IF THIS SALE IS NOT COMPLETED BECAUSE OF SELLER'S DEFAULT, INCLUDING A BREACH OF ANY REPRESENTATION OR WARRANTY MADE HEREIN BY SELLER, PURCHASER'S SOLE REMEDY SHALL BE THE RETURN OF ALL EARNEST MONEY TOGETHER WITH ANY INTEREST ACCRUED THEREON, AND THIS AGREEMENT SHALL THEN BECOME NULL AND VOID AND OF NO EFFECT AND THE PARTIES SHALL HAVE NO FURTHER LIABILITY TO EACH OTHER AT LAW OR IN EQUITY, EXCEPT FOR PURCHASER'S OBLIGATIONS TO INDEMNIFY SELLER AND RESTORE THE PROPERTY AS SET FORTH MORE FULLY IN PARAGRAPH 7 AND PURCHASER'S RIGHT TO RECEIVE FROM SELLER ITS ACTUAL, DOCUMENTED THIRD PARTY EXPENSES INCURRED IN THE PERFORMANCE OF ITS DUE DILIGENCE HEREUNDER AND THE PREPARATION OF THIS AGREEMENT, NOT TO EXCEED $200,000 IN THE AGGREGATE. NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, IF SELLER'S DEFAULT IS (i) ITS (AND NOT AN UNRELATED THIRD PARTY'S) AFFIRMATIVE, WILLFUL ACTION WHICH RESULTS IN THE RECORDING OF AN ENCUMBRANCE AGAINST THE PROPERTY WHICH GIVES RISE TO PURCHASER'S RIGHT TO TERMINATE THIS AGREEMENT PURSUANT TO PARAGRAPH 5 HEREOF; (ii) ITS FAILURE TO EXPEND UP TO $200,000 IF (A) SELLER IS ABLE TO BOND OVER, CURE OR REMOVE A MINOR UNPERMITTED EXCEPTION FOR A COST NOT TO EXCEED $200,000 OR (B) THE TITLE INSURER IS WILLING TO INSURE OVER A MINOR UNPERMITTED EXCEPTION FOR A COST NOT TO EXCEED $200,000 IN ACCORDANCE WITH THE TERMS HEREOF WITH THE TERMS HEREOF OR (iii) ITS WILLFUL REFUSAL TO DELIVER THE DEED, THEN PURCHASER ALTERNATIVELY WILL BE ENTITLED TO SUE FOR SPECIFIC PERFORMANCE.

12.  PRORATIONS.

     12.1. Rents (exclusive of delinquent rents, but including prepaid rents); prepaid associations dues, if any; water and other utility charges; fuels; prepaid operating expenses; real and personal property taxes and installments of special assessments which are due in the year in which the Closing Date occurs; and other similar items shall be adjusted ratably as of 11:59 p.m. on the Closing Date, and credited against the balance of the cash due at Closing. Assessments payable in installments which are due in years subsequent to the year in which the Closing Date occurs shall be paid by Purchaser. If the amount of any of the items to be prorated is not then ascertainable, the adjustments thereof shall be on the basis of the most recent ascertainable data. All prorations will be final except as to delinquent rent referred to in Paragraph 12.2 below. Refundable security deposits will be assigned to and assumed by Purchaser and credited to Purchaser at Closing.

     12.2. All rent paid following the Closing Date by any tenant of the Property who is indebted under a lease for basic rent for any period prior to and including the Closing Date, after the payment to Purchaser of all current basic rent, shall be deemed a "Post-Closing Receipt" until such time as all such indebtedness is paid in full. Within ten (10) business days following each receipt by Purchaser of a Post-Closing Receipt, Purchaser shall pay such Post-Closing Receipt to Seller. Purchaser shall use commercially reasonable efforts to collect all amounts which, upon collection, would constitute Post-Closing Receipts hereunder (but in no event will be obligated to retain legal counsel or the services of an outside collection agency or to initiate legal proceedings in furtherance thereof) and may deduct from such Post-Closing Receipts so collected its reasonable out-of-pocket costs incurred in so collecting such Post-Closing Receipts. Within 120 days after the Closing Date,

Purchaser shall deliver to Seller a reconciliation statement of Post-Closing Receipts through the first 90 days after the Closing Date. Upon the delivery of the Post-Closing Receipts reconciliation, Purchaser shall deliver to Seller any Post-Closing Receipts owing to Seller and not previously delivered to Seller in accordance with the terms hereof. Seller retains the right to conduct an audit, at reasonable times and upon reasonable notice, of Purchaser's books and records to verify the accuracy of the Post-Closing Receipts reconciliation statement and upon the verification of additional funds owing to Seller and the confirmation thereof by Purchaser, Purchaser shall pay to Seller said additional Post-Closing Receipts. Paragraph 12.2 of this Agreement shall survive the Closing and the delivery and recording of the Deed.

13. RECORDING. Neither this Agreement nor a memorandum thereof shall be recorded and the act of recording by Purchaser shall be an act of default hereunder by Purchaser and subject to the provisions of Paragraph 10 hereof.

14. ASSIGNMENT. Neither Purchaser nor Seller may assign or transfer its rights or obligations under this Agreement without the prior written consent of the other party. Purchaser, however, may assign its interest in this Agreement without the consent of Seller to (i) any entity which is a parent, subsidiary or affiliate entity of Purchaser, or (ii) any joint venture entity of which Purchaser (or any parent, subsidiary or affiliate of Purchaser) is a party, provided that Purchaser remains liable, and the assignee assumes, the obligations of Purchaser hereunder. No consent given to any transfer or assignment of rights or obligations hereunder shall be construed as a consent to any other transfer or assignment of rights or obligations hereunder. No transfer or assignment in violation in the provisions hereof shall be valid or enforceable. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the parties.

15. BROKER. The parties hereto represent and warrant that no broker commission or finder fee is due and payable in connection with this transaction other than to CB Commercial Real Estate Group, Inc. (to be paid by Seller). Seller's commission to CB Commercial Real Estate Group, Inc. shall only be payable out of the proceeds of the sale of the Property in the event the transaction set forth herein closes. Purchaser and Seller shall indemnify, defend and hold the other party hereto harmless from any claim whatsoever (including without limitation, reasonable attorney's fees, court costs and costs of appeal) from anyone claiming by or through the indemnifying party any fee, commission or compensation on account of this Agreement, its negotiation or the sale hereby contemplated other than to CB Commercial Real Estate Group, Inc. The indemnifying party shall undertake its obligations set forth in this Paragraph 15 using attorneys selected by the indemnifying party and reasonably acceptable to the indemnified party. The provisions of this Paragraph 15 will survive the Closing and delivery of the Deed.

16.  REPRESENTATIONS AND WARRANTIES.

     16.1. Any reference herein to Seller's knowledge or notice of any matter or thing shall only mean such knowledge or notice that has actually been received by Phillip A. Schechter and Michael Becker (together referred to as the "Seller's Representative"), and any representation or warranty of the Seller is based upon those matters of which the Seller's Representative has actual knowledge. Seller, promptly after its execution of this Agreement, shall deliver a copy of this Paragraph 16 to the resident manager of the

Property, together with a request to advise Phillip A. Schechter within five
(5) business days after receipt by such resident manager as to the accuracy and truthfulness of the representations and warranties contained herein. Phillip
A. Schechter thereafter shall notify Purchaser as to the response of the resident manager on or prior to September 23, 1996 if in his advise the resident manager indicates that any of such representations or warranties are incorrect. If Phillip A. Schechter fails to so notify Purchaser, Purchaser shall be entitled to conclude that the resident manager reviewed such representations and warranties contained herein and that such resident manager deemed such representations and warranties to be correct. Any knowledge or notice given, had or received by any of Seller's agents, servants or employees shall not be imputed to Seller, the general partner or limited partners of Seller, the subpartners of the general partner or limited partners of Seller or Seller's Representative.

     16.2. Subject to the limitations set forth in Paragraph 16.1, Seller hereby makes the following representations and warranties, which representations and warranties are made to Seller's knowledge: (i) Seller has no knowledge of any pending or threatened litigation, claim, cause of action or administrative proceeding concerning the Property except as set forth on the schedule attached hereto as Exhibit L; (ii) Seller has the power, right and authority to execute and deliver this Agreement and consummate the transactions contemplated herein; and (iii) the rent roll attached hereto as Exhibit M which Seller will update as of the Closing Date is accurate as of the date set forth thereon; (iv) there are not special assessments, fees or charges (including any "impact fees" or charges in the nature thereof) of any kind or nature whatsoever levied or assessed or pending or contemplated against the Property by any governmental authority having jurisdiction of the Property, except as set forth in the Permitted Exceptions; (v) Seller is not a "foreign corporation," "foreign partnership" or "foreign estate" as those terms are defined in the Internal Revenue Code of 1986, as amended, and Seller will furnish to Purchaser such further assurance with respect to this representation and warranty as Purchaser shall reasonably acquire; (vi) except as may be set forth in the Existing Report, Seller has not received any notice or request for specific information from any governmental authority having jurisdiction over the Property regarding any uncured violation or potential uncured violation of any Environmental Law with respect to the Property; (vi) Seller has no knowledge that any of the historical financial information provided to Purchaser pursuant to Paragraph 7.3 above is inaccurate in any material respect; and (vii) Seller has no environmental reports in its possession relating to the existence of Hazardous Materials on the Property other than the Existing Report.

     16.3. Purchaser hereby represents and warrants to Seller that Purchaser has the full right, power and authority to execute and deliver this Agreement and consummate the transactions contemplated herein.

     16.4. Seller covenants to operate, maintain and manage the Property in the same manner that it has operated, maintained and managed the Property during the period of Seller's ownership, subject to reasonable wear and tear and casualty.

     16.5. The parties agree that the representations contained herein shall survive Closing for a period of one hundred twenty (120) days (i.e., the claiming party shall have no right to make any claims against the other party for a breach of a representation or warranty after the expiration of the one hundred twenty (120) day period immediately following Closing).

17.  LIMITATION OF LIABILITY.

     17.1. Neither Seller, nor any Affiliate of Seller, nor any of their respective beneficiaries, shareholders, partners, officers, directors, agents or employees, heirs, successors or assigns shall have any personal liability of any kind or nature for or by reason of any matter or thing whatsoever under, in connection with, arising out of or in any way related to this Agreement and the transactions contemplated herein, and Purchaser hereby waives for itself and anyone who may claim by, through or under Purchaser any and all rights to sue or recover on account of any such alleged personal liability.

     17.2. Notwithstanding anything contained herein to the contrary, Purchaser hereby agrees that the maximum aggregate liability of Seller in connection with, arising out of or in any way related to a breach by Seller under this Agreement or any document or conveyance agreement in connection with the transaction set forth herein after the Closing shall be $250,000.
Purchaser hereby waives for itself and anyone who may claim by, through or under Purchaser, any and all rights to sue or recover from Seller any amount greater than said limit.

     17.3. Seller further agrees not to distribute $250,000 of the proceeds of the Purchase Price to its partners until the later of (i) one hundred twenty
(120) days after the Closing, and (ii) final resolution of any claims by Purchaser asserted in writing against Seller prior to the expiration of the one hundred twenty (120) day period after the Closing in accordance with the terms of this Agreement ("Claims"). If, however, any Claims are disputed by Seller, Seller shall have the right, by delivery of written notice to Purchaser, to require Purchaser to file suit in a court of competent jurisdiction in furtherance of the resolution of such disputed Claims within thirty (30) days after such written notice to Purchaser. If Purchaser thereafter fails to file suit as aforesaid within such thirty (30) day period (or the aggregate amount of such disputed Claims alleged in such lawsuit(s) is less than $250,000), Seller shall no longer be prevented from distributing the proceeds (or the portion thereof not the subject of any such Claim(s) for which Purchaser has filed suit).

18.  TIME OF ESSENCE.  Time is of the essence of this Agreement.

19. NOTICES. Any notice or demand which either party hereto is required or may desire to give or deliver to or make upon the other party shall be in writing and may be personally delivered or given or made by overnight courier such as Federal Express, by facsimile transmission or made by United States registered or certified mail addressed as follows:

          TO SELLER:          c/o The Balcor Company
                              Bannockburn Lake Office Plaza
                              2355 Waukegan Road, Suite A-200
                              Bannockburn, Illinois  60015
                              Attention:  Ilona Adams
     with copies to:          The Balcor Company
                              Bannockburn Lake Office Plaza
                              2355 Waukegan Road, Suite A-200
                              Bannockburn, Illinois  60015
                              Attention:  Alan Lieberman
                              (708) 317-4360
                              (708) 317-4462 (FAX)

             and to:          Katten Muchin & Zavis
                              525 West Monroe Street
                              Suite 1600
                              Chicago, Illinois  60661-3693
                              Attention:  Daniel J. Perlman, Esq.
                              (312) 902-5532
                              (312) 902-1061 (FAX)

       TO PURCHASER:          Arbor Properties, Inc.
                              377 E. Butterfield Road
                              Suite 425
                              Lombard, Illinois 60148
                              Attention:  Thomas J. Lampert
                              (708) 810-0049
                              (708) 810-1790 (FAX)

     with a copy to:          Lathrop & Gage L.C.
                              2345 Grand Boulevard
                              Kansas City, Missouri 64108
                              Attention:  E. T. Bullard, Esq.
                              (816) 460-5515
                              (816) 292-2001 (FAX)

subject to the right of either party to designate a different address for itself by notice similarly given. Any notice or demand so given shall be deemed to be delivered or made on the next business day if sent by overnight courier, or the same day as given if sent by facsimile transmission and received by 5:00 p.m. Chicago time (if followed on the same day of facsimile transmission by delivery to an overnight courier for overnight delivery service) or on the 4th business day after the same is deposited in the United States Mail as registered or certified matter, addressed as above provided, with postage thereon fully prepaid. Any such notice, demand or document not given, delivered or made by registered or certified mail, by overnight courier or by facsimile transmission as aforesaid shall be deemed to be given, delivered or made upon receipt of the same by the party to whom the same is to be given, delivered or made. Copies of all notices shall be served upon the Escrow Agent.

20.  EXECUTION OF AGREEMENT AND ESCROW AGREEMENT.  Purchaser will execute three
(3) copies of this Agreement and three (3) copies of the Escrow Agreement and forward them to Seller for execution, accompanied with the Earnest Money payable to the Escrow Agent set forth in the Escrow Agreement. Seller will forward one (1) copy of the executed Agreement to Purchaser and will forward the following to the Escrow Agent:

     (A)  Earnest Money;

     (B)  One (1) fully executed copy of this Agreement; and

     (C) Three (3) copies of the Escrow Agreement signed by the parties with a direction to execute two (2) copies of the Escrow Agreement and deliver a fully executed copy to each of Purchaser and Seller.

21. GOVERNING LAW. The provisions of this Agreement shall be governed by the laws of the State of Missouri.

22. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties and supersedes all other negotiations, understandings and representations made by and between the parties and the agents, servants and employees.

23. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

24. CAPTIONS. Paragraph titles or captions contained herein are inserted as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or any provision hereof.

25.  LEAD-BASED PAINT.

     25.1. EVERY PURCHASER OF ANY INTEREST IN RESIDENTIAL REAL PROPERTY ON WHICH A RESIDENTIAL DWELLING WAS BUILT PRIOR TO 1978 IS NOTIFIED THAT SUCH PROPERTY MAY PRESENT EXPOSURE TO LEAD FROM LEAD-BASED PAINT THAT MAY PLACE YOUNG CHILDREN AT RISK OF DEVELOPING LEAD POISONING. LEAD POISONING IN YOUNG CHILDREN MAY PRODUCE PERMANENT NEUROLOGICAL DAMAGE, INCLUDING LEARNING DISABILITIES, REDUCED INTELLIGENCE QUOTIENT, BEHAVIORAL PROBLEMS, AND IMPAIRED MEMORY. LEAD POISONING ALSO POSES A PARTICULAR RISK TO PREGNANT WOMEN. THE SELLER OF ANY INTEREST IN RESIDENTIAL REAL PROPERTY IS REQUIRED TO PROVIDE THE BUYER WITH ANY INFORMATION ON LEAD-BASED PAINT HAZARDS FROM RISK ASSESSMENTS OR INSPECTIONS IN THE SELLER'S POSSESSION AND NOTIFY THE BUYER OF ANY KNOWN LEAD-BASED PAINT HAZARDS. A RISK ASSESSMENT OR INSPECTION FOR POSSIBLE LEAD-BASED PAINT HAZARDS IS RECOMMENDED PRIOR TO PURCHASE.

     25.2. To Seller's knowledge (which, for purposes of this Paragraph 25 only, shall include such knowledge or notice that has actually been received by Robert A. O'Neill as well as by Seller's Representative) there is no presence of lead-based paint or lead-based paint hazards in the apartments located on the Property. To Seller's knowledge there are no records or reports available to Seller pertaining to lead-based paint. By providing the above information to Purchaser, Seller intends to comply with the requirements of 24 CFR Part 35 and 40 CFR Part 745. Purchaser hereby affirms receipt of the information set forth in this Paragraph 25 and receipt of the lead hazard information pamphlet as required under section 15 U.S.C. 2696. Purchaser hereby acknowledges that it has been provided an opportunity pursuant to Paragraph 7 above to conduct a risk assessment or inspection of the Property for the presence of lead-based paint and/or lead based paint hazards.

     IN WITNESS WHEREOF, the parties hereto have put their hand and seal as of the date first set forth above.


                              PURCHASER:

                              ARBOR PROPERTIES, INC., a Texas corporation



                              By:   /s/ Daniel I. Hubbard
                                   ---------------------------------
                              Name:     Daniel I. Hubbard
                                   ---------------------------------
                              Its:      President
                                   ---------------------------------



                              SELLER:

                              LABROC I LIMITED PARTNERSHIP, an Illinois limited partnership

                              By:  Balcor Equity Partners-I, an Illinois
                                   general partnership, its general partner

                                   By:  The Balcor Company, a Delaware
                                        corporation, a general partner

                                   By:   /s/ James E. Mendelson
                                        -----------------------------------
                                   Its:      Sr. VP
                                        -----------------------------------

                              BROKER'S AFFIDAVIT


                    of CB Commercial Real Estate Group, Inc. ("Seller's Broker") executed this Agreement in its capacity as a real estate broker and acknowledges that the fee or commission due it from Seller as a result of the transaction described in this Agreement is as set forth in that certain Listing Agreement, dated __, 199_ between Seller and Seller's Broker (the "Listing Agreement"). Seller's Broker also acknowledges that payment of the aforesaid fee or commission is conditioned upon the Closing and the receipt of the Purchase Price by the Seller. Seller's Broker agrees to deliver a receipt to the Seller at the Closing for the fee or commission due Seller's Broker and a release, in the appropriate form, stating that no other fees or commissions are due to it from Seller or Purchaser.




                                   By:
                                        ----------------------------------

                                   Exhibits

A    -    Legal

B    -    Personal Property

C    -    Escrow Agreement

D    -    Title Commitment

E    -    Deed

F    -    Bill of Sale

G    -    Assignment and Assumption of Intangible Property

H    -    Service Contracts

I    -    Assignment and Assumption of Leases and Security Deposits

J    -    Non-Foreign Affidavit

K    -    Notice to Tenants

L    -    Litigation Schedule

M    -    Rent Roll

October 15, 1996                             VIA MESSENGER



The Balcor Company
Attn:  Alan Lieberman
Bannockburn Lake Office Plaza
2355 Waukegan Road, Suite A-200
Bannockburn, IL 60015


RE:  Oxford Hill Apartments
     St. Louis, Missouri

Dear Mr. Lieberman:

Pursuant to Section 8.2 of the agreement signed by Arbor Properties on October 15, 1996 between LABROC I LIMITED PARTNERSHIP as Seller and ARBOR PROPERTIES, INC., as Buyer concerning the sale and purchase of the above-referenced property, Arbor Properties hereby elects to extend the Closing Date for a period of thirty (30) days to November 24, 1996.

In accordance with Section 8.2, additional Earnest Money in the amount of One Hundred Thousand and 00/100 Dollars ($100,000.00) shall be paid to First American Title Insurance Company for receipt on or before October 20, 1996 being within five (5) days following the date of delivery of this notice.

If you have any questions concerning this extension of the closing date, please feel free to call me or Tom Lampert.

Sincerely,

ARBOR PROPERTIES, INC.

/s/  David J. Hubbard

David J. Hubbard
President

cc:  Matthew Lawton, CB Commercial
     Seth Madorsky, Esq., Katten Muchin & Zavis
     Edward Bullard, Esq. Lathrop & Gage